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                                                                     Exhibit 2.1

                             LOAN PURCHASE AGREEMENT


            This LOAN PURCHASE AGREEMENT (the "AGREEMENT") is made as of August 20, 1997, by and among LASALLE NATIONAL BANK, a national banking association ("LASALLE"), NBD BANK, a Michigan banking corporation ("NBD"), HARRIS TRUST AND SAVINGS BANK, a Illinois banking corporation ("HARRIS"), NATIONSBANK,
N.A., a national banking association, as successor to The Boatmen's National Bank of St. Louis ("NATIONSBANK"), FIRST BANK NATIONAL ASSOCIATION, a national banking association ("FIRST BANK"), FLEET BANK, NATIONAL ASSOCIATION (f/k/a NatWest Bank, N.A.) ("FLEET"), and MELLON BANK, N.A., a national banking association ("MELLON") (with each of LaSalle, NBD, Harris, NationsBank, First Bank, Fleet and Mellon being referred to in this Agreement individually as a "SELLER" and collectively as "SELLERS" and with LaSalle, in its separate capacity as collateral agent for Sellers, being referred to in this Agreement as "COLLATERAL AGENT"), and UGLY DUCKLING CORPORATION, a Delaware corporation ("BUYER").

                                    RECITALS:

      A. Sellers and certain other lenders (collectively, "LENDERS"), LaSalle, as Agent for Lenders (in such capacity referred to herein as "AGENT") and First Merchants Acceptance Corporation ("BORROWER") entered into that certain Fourth Amended and Restated Loan and Security Agreement, dated as of February 28, 1996 (the "FOURTH AMENDED LOAN AGREEMENT"). The Fourth Amended Loan Agreement has been amended by the following:

      1. First Amendment to Fourth Amended and Restated Loan and Security Agreement, dated as of May 1, 1996, among Borrower, Lenders, and Agent (the "FIRST AMENDMENT");

      2. Consent and Amendment to Fourth Amended and Restated Loan and Security Agreement, dated as of October 29,1996, among Borrower, Lenders, and Agent (the "CONSENT AND AMENDMENT");

      3. Second Amendment to Fourth Amended and Restated Loan and Security Agreement dated as of December 26, 1996, among Borrower, Lenders, and Agent (the "SECOND AMENDMENT");

      4. Forbearance Agreement dated as of May 8, 1997, between Borrower and Agent (the "FORBEARANCE AGREEMENT");

      5. Consents dated as of June 17, 1997 and June 20, 1997, between Borrower and Agent (the "CONSENTS");

      6. Letter Agreement, dated June 27, 1997, between Borrower and Agent (the "LETTER AGREEMENT"); and


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      7. Letter Agreement, dated June 30, 1997, between Borrower and Agent (the
"SECOND LETTER AGREEMENT"). The Fourth Amended Loan Agreement, as amended and supplemented by the First Amendment, the Consent and Amendment, the Second Amendment, the Forbearance Agreement, the Consents, the Letter Agreement, and the Second Letter Agreement, are referred to collectively in this Agreement as the "LOAN AGREEMENT". Capitalized terms used in this Agreement and not defined in this Agreement have the meanings given to those terms in the Loan Agreement.

      B. Each Seller is the owner and holder of its respective Revolving Credit Note listed on EXHIBIT A attached hereto (collectively the "BANK NOTES"). The Bank Notes have been issued and are outstanding pursuant to the Loan Agreement.

      C. Repayment of the Bank Notes and payment and performance of the Obligations of Borrower are secured by security interests granted by Borrower to Agent, as agent on behalf of the Lenders, in the Collateral described on EXHIBIT B attached hereto pursuant to the security agreement contained in the Loan Agreement (the "CURRENT COLLATERAL"). UCC-1 financing statements have been filed in various jurisdictions to perfect such security interests in the Current Collateral, and a list of all such UCC-l Financing Statements is included as part of as Exhibit B (the "UCC FINANCING STATEMENT").

      D. Pursuant to the Agency Agreements listed on EXHIBIT C (the "AGENCY AGREEMENTS"), various Authorized Representatives of Borrower are holding that portion of the Current Collateral possession of which is required for perfection of the security interests therein, as agents for Lenders and the Agent.

      E. Pursuant to the Letter Agreement, Borrower pledged to Agent, on behalf of Lenders, all of the issued and outstanding stock (collectively, the "PLEDGED STOCK") of First Merchants Auto Receivables Corporation ("FMARC") and of First Merchants Auto Receivables Corporation II as additional security for payment and performance of the Obligations of Borrower under the Loan Agreement. Borrower has delivered possession of the share certificates for the stock of FMARC to Agent ("SHARE CERTIFICATE").

      F. The Loan Agreement, the Bank Notes, the UCC Financing Statements, Share Certificate and the Agency Agreements are collectively referred to in this Agreement as the "Loan Documents." The indebtedness and Obligations evidenced by the Loan Documents and the liens and rights created by the Loan Documents are collectively called the "Loan."

      G. On July 11, 1997 (the "Petition Date"), Borrower filed a Chapter 11 petition under the provisions of Title 11, United States Code, as amended (the "Bankruptcy Code") in the United States District Court for the State of Delaware (the "Court") and such petition is currently pending in the Court as Case No. 97-1500 (JJF) (the "Bankruptcy Case"). As creditors of Borrower, Lenders and Agent have certain claims against Borrower in the Bankruptcy Case arising under and pursuant to, relating to or otherwise connected with the Loan Documents or the Loan (collectively, the "Bank Claim").


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      H. Buyer has proposed to make certain new credit available to Borrower, as a debtor-in-possession, during the pendency of the Bankruptcy Case (the "DIP Facility").

      I. Buyer is willing to purchase the Bank Rights (hereinafter defined) on the terms and conditions set forth in this Agreement. Buyer, Agent (on behalf of Lenders) and Borrower have entered into a term sheet, dated July 16, 1997, relating to the purchase by Buyer of the Loan (the "TERM SHEET"). This Agreement is the definitive agreement contemplated by, and supersedes, the Term Sheet with respect to the acquisition of the Bank Rights from Sellers.

      NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

      1. Sale and Purchase. Each Seller agrees, severally and not jointly, to sell and assign to Buyer, and Buyer agrees to purchase and accept from each Seller, on and subject to the terms and conditions set forth in this Agreement the following (collectively, the "BANK RIGHTS"):

            (a) Loan and Loan Documents. All rights, title, claims, and interests of each Seller, in and to the Loan and the Loan Documents;

            (b) Bank Claim. All rights, title, claims, and interests of each Seller, in and to the Bank Claim; and

            (c) Other Rights. All of the rights, titles, interests, privileges, and appurtenances owned or held by each Seller, if any, in any way related to or in connection with the ownership of the Loan, including without limitation, lockbox accounts and other sweep accounts into which payments to Borrower are made from time to time and over which Sellers have dominion and control;

            (d) The Buyer hereby assumes the obligations and liabilities of Sellers under the Loan Documents in respect of the Interests of Sellers accruing or chargeable to the period commencing on or after the date hereof; excluding however the Retained Obligations (hereinafter defined) and Sellers hereby retain any obligations and liabilities of Sellers under the Loan Documents in respect of the Interests of Sellers accruing or chargeable to the period prior to the date hereof (the "RETAINED OBLIGATIONS").

      2. Total Purchase Price. As consideration in exchange for the Bank Rights, Buyer agrees to pay each of the Sellers pro rata in accordance with its Interest (hereinafter defined), an amount equal to ninety percent (90%) of (x) the sum of the Pre-Petition Amounts and the Post-Petition Amounts (as defined below), less
(y) the Pre-Closing Payments (as defined in Paragraph 6(b))(the "Purchase Price"). As further consideration, Buyer also agrees to grant to each of the Sellers, pro rata as set forth in the Warrant Agreement, stock warrants for the purchase of up to 389,800 shares of the common stock of Buyer (the "Warrants") on the terms and conditions set forth in the Warrant Agreement being executed concurrently with this Agreement. As additional consideration, Buyer further agrees that if a plan of reorganization (the "Plan") is confirmed in the Bankruptcy Case, with the support of Buyer, and the Plan provides for and the Borrower or


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any other party subsequently makes a cash payment or issues notes at a market rate (but specifically excluding preferred stock or warrants) to either (i) any non-priority unsecured creditors in the Bankruptcy Case (other than administrative claimants or any class of administrative convenience creditors, where such class is limited to claimants whose claims total no more than $500.00, or claimants who have agreed to accept not in excess of $500.00 in full settlement of their claims under the Bankruptcy Code) or (ii) equity holders, junior in priority or security to the Bank Claim, worth, in either case, an amount in excess of ten percent (10%) of the aggregate allowed claims of either such creditors or equity holders, Buyer agrees to pay to each Seller, an amount equal to the product obtained by multiplying (i) such Seller's percentage interest set forth on Exhibit E (each, an "Interest"), by the product of (ii) the sum of the Pre-Petition Amounts and Post-Petition Amounts, less the Pre-Closing Payments ("Gross Purchase Price"), multiplied by (iii) the amount, expressed as a percentage of either (1) such creditors' aggregate allowed claims or (2) such equity holders' aggregate allowed claims, by which the cash payment or notes exceed ten percent of either such creditors' aggregate allowed claims or equity holders' aggregate allowed claims (the "Contingent Consideration"); provided, however, that the Contingent Consideration, shall not exceed the difference between the Gross Purchase Price and the Purchase Price. The Purchase Price, Warrants and Contingent Consideration shall be referred to herein as the "Total Purchase Price."

            (a) The Pre-Petition Amounts shall be the aggregate total of the sum of the outstanding amounts due each Seller from Borrower under the Loan Documents through July 11, 1997, including outstanding principal, interest, fees and other expenses accrued through July 11, 1997, such amounts being listed on Exhibit D.

            (b) The Post-Petition Amounts shall be the aggregate total (but not in any event to exceed $194,900) of the sum of all fees and expenses of any nature accrued and payable by Borrower to any Seller under the Loan Documents following the Petition Date.

      3. Initial Payment, Interim Payments, Payment of Total Purchase Price.

            (a) The Initial Payment. Upon satisfaction of the conditions precedent set forth in Section 5 of this Agreement, Buyer will pay by wire transfer to each Seller an amount equal to twenty percent (20%) of the Purchase Price multiplied by such Seller's Interest (the "Initial Payment").

            (b) Interim Payments. Notwithstanding anything to the contrary contained in this Agreement, until Buyer has paid in full the Purchase Price, any moneys received by Buyer from and after the date hereof on account of, or relating to, any Seller's Interest in the Bank Rights sold and assigned hereby, including, without limitation, proceeds from collections on or sales or other dispositions of the Current Collateral, but excluding any servicing fees paid to Borrower on the Securitized Portfolio (as defined in the Loan Agreement), shall be immediately paid to Sellers, pro rata in accordance with their respective Interests, in immediately available funds, and such payments (the "Interim Payments") will be applied first to interest on the UDC Notes and then to principal.


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            (c) Payment of Purchase Price. Subject to the satisfaction of the conditions precedent set forth in Section 5 below, Buyer shall pay to each Seller on the date hereof, the Purchase Price as follows: (a) in cash, such Seller's Initial Payment, and (b) the balance of the Purchase Price (the "PRINCIPAL NOTE AMOUNT") on or before the six-month anniversary of the Closing Date without set-off, deduction, recoupment or counterclaim, together with interest on the outstanding principal balance thereof, calculated on the basis of a 360-day year and actual days elapsed, at a rate equal to the published LIBOR rate for a six-month contract (as published in the Wall Street Journal, Midwest Edition) (as of the Closing
      Date) plus 200 basis points, and which amount shall be evidenced by notes payable to each Seller in an amount equal to such Seller's Interest in the Principal Note Amount (the "UDC Notes") and executed and delivered to each Seller on the date hereof.

            (d) Warrants. The Warrants shall be delivered to each Seller not later than August 30, 1997.

            (e) Contingent Consideration. Buyer shall pay the Contingent Consideration, if any, by wire transfer to each Seller on or before ten
      (10) days after the payment to any creditor or interest holder of any payment which obligates Buyer to pay to Sellers any Contingent Consideration.

      4. Security. To secure Buyer's performance and payment of the Purchase Price, Buyer agrees to grant the Collateral Agent, as collateral agent on behalf of Sellers, a security interest in certain property pursuant to the terms and conditions of the security agreement in the form of Exhibit G attached hereto (the "Security Agreement"). As additional security for the performance of each and every obligation of Buyer under this Agreement, Buyer agrees to cause each of the Guarantors (as defined below) to jointly and severally guarantee Buyer's performance and payment hereunder pursuant to the terms and conditions of a guaranty in the form of Exhibit H attached hereto ("Guaranty").

      5. Closing Conditions.

            (a) Conditions Precedent to Closing.

                  (i) Buyer. Buyer's obligation to close this transaction is subject to the satisfaction (or waiver by Buyer in writing) of the following conditions on and as of the date of this Agreement:

                        (A) The representations and warranties of Sellers set forth in this Agreement are true, complete and correct on and as of the Closing.

                        (B) Each Seller has fully performed all of its respective obligations to be performed by such party.


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                        (C) The delivery and, if applicable, execution of each
                        of the following documents by the Collateral Agent and Sellers to Buyer (or waiver in writing of such by Buyer) shall constitute separate and distinct conditions precedent to Buyer's obligations to close the sale and purchase contemplated by this Agreement:

                  (1) Closing Purchase Price Statement. A statement of the
            Purchase Price as of the date of this Agreement, prepared by Collateral Agent, on behalf of each Seller (the "CLOSING PURCHASE PRICE STATEMENT").

                  (2) General Assignment. An Assignment of Notes and Bank Claim
            in the form of Exhibit F, duly executed by each of the Sellers;

                  (3) Bank Notes. The original of each of the Bank Notes held by each Seller, endorsed by such Seller on the reverse side or by separate endorsement in the following manner: "Pay to the order of Ugly Duckling Corporation, a Delaware corporation without recourse and without any warranties or representations of any kind, except as set forth in the Loan Purchase Agreement"; and

                  (ii) Collateral Agent and Sellers. The delivery of the Initial
            Payment to the Sellers and the delivery and, if applicable, execution, of each of the following documents (collectively, the "Loan Purchase Documents") by Buyer or Guarantors to Sellers (or waiver in writing of such by Sellers) shall constitute separate and distinct conditions precedent to the Sellers' obligations to close the sale and purchase contemplated by this Agreement:

                        (A) This Agreement, duly executed.

                        (B) The duly executed Security Agreement.

                        (C) The duly executed Warrant Agreement.

                        (D) The duly executed UDC Notes.

                        (E) Opinion letter of Buyer's and Guarantors' counsel.

                        (F) UCC Financing Statements of the Buyer.

                        (G) The original Bank Notes.

                        (H) The Guaranty duly executed by each of the following
                  parties: Duck Ventures, Inc., an Arizona corporation, Champion Acceptance Corporation, an Arizona corporation, Ugly Duckling Car Sales, Inc., an Arizona corporation, Ugly Duckling Car Sales Florida, Inc.,


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                  a Florida corporation, UDRAC, Inc., an Arizona corporation,
                  UDRAC Rentals, Inc., an Arizona corporation, Champion Financial Services, Inc., an Arizona corporation, Drake Insurance Services, Inc., an Arizona corporation, Drake Insurance Agency, Inc., an Arizona corporation, Drake Life Insurance Co., a Turks and Caicos Islands corporation, and Drake Property & Casualty Insurance Co., a Turks and Caicos Islands corporation (each, a "Guarantor").

                        (I) A copy of the resolutions of the Buyer's board of
                  directors approving and authorizing the execution, delivery and performance by Buyer of this Agreement and each of the Loan Purchase Documents and designating the individuals authorized to execute and deliver all such documents, certified as of the date of this Agreement by the secretary or assistant secretary of the Buyer.

                        (J) A copy of the resolutions of each Guarantor's board
                  of directors approving and authorizing the execution, delivery and performance by that Guarantor of its Guaranty and designating the individuals authorized to execute and deliver its Guaranty certified as of the Closing Date by the secretary or assistant secretary of the Guarantor.

      6. Additional Terms

            (a) Prior to the date hereof, each Seller has filed proofs of claims, in an amount equal to each such Seller's Interest in the Bank Claim, and such aggregate amount is not less than the Pre-Petition Amount.

            (b) Pre-Closing Payments. Each Seller shall be entitled to receive and retain, all principal, interest and expense payments due to such Seller on account of the collection by Borrower of amounts due on pre-petition Contracts and in connection with the repossession and liquidation of pre-petition collateral for the Loan, to the extent any such amounts are actually received by Borrower prior to the date of this Agreement (all such amounts, the "Pre-Closing Payments"). To the extent that, following the Closing, Buyer receives any payments from Borrower on account of Pre-Closing Payments, Buyer shall immediately remit such amounts to Collateral Agent for allocation and disbursement to Sellers.

            (c) Payments Belonging to Buyer. Subject to Section 3(b) hereof, any and all payments due from Borrower under the Loan Documents, including all principal and interest, other than the Pre-Closing Payments, shall belong to Buyer, and, to the extent that Collateral Agent or any Seller receives any payments from Borrower on account of amounts described in this PARAGRAPH 6(b), including, without limitation, any amounts deposited in any lockbox or other account of Borrower with Collateral Agent or such Seller, Collateral Agent or such Seller, as the case may be, shall immediately remit such amounts to Buyer.


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            (d) Assignment of UDC Notes. Any Seller may assign, sell or transfer its UDC Note, or any interest in such note, without the prior written consent of any other parties, but such assignee shall be subject to the provisions of this Agreement.

      7. Modification of Agent's Duties. Effective as of the date of this Agreement, LaSalle shall be appointed the Collateral Agent solely for the purpose of administering the collateral pledged to Sellers under the Security Agreement, and the provisions of the Loan Documents relating to the rights and obligations of LaSalle, as agent for Lenders and the rights and obligations of each Lender to Agent and to each other Lender, including without limitation, with respect to indemnification of the Agent, sharing of expenses and enforcement of rights and remedies, are incorporated herein in their entirety and deemed to be a part hereof solely for the benefit of Collateral Agent and Sellers, but shall not create any rights in favor of Buyer. Buyer shall have no duties as Agent for any Sellers and shall not be deemed to be any Seller's agent for any purpose.

      8. Representations and Warranties of Sellers. As of the date hereof each Seller (each a "WARRANTING PARTY") severally, not jointly, represents and warrants the following to Buyer, each of which is acknowledged to constitute a material part of the consideration to Buyer hereunder, and is accurate and true in all material respects:

            (a) Organizational Status and Authority. The Warranting Party is an entity of the type described in the first paragraph of this Agreement and is duly organized, validly existing and in good standing in each state where the nature of its business requires such qualification. The Warranting Party has full power and authority to enter into and to perform its obligations under this Agreement. The persons executing this Agreement on behalf of the Warranting Party have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Agreement. The Warranting Party has all necessary power and authority to own its properties and to conduct its business as now owned and conducted by such Warranting Party.

            (b) Entity Action. All entity action on the part of the Warranting Party and its constituent owners which is required for the execution, delivery and performance by such Warranting Party of this Agreement and each of the documents and agreements to be delivered by such Warranty Party at the Closing has been duly and effectively taken.

            (c) Enforceable Nature of Agreement. This Agreement and each of the documents and agreements to be delivered by the Warranting Party at the Closing, constitute legal, and binding obligations of such Warranting Party, enforceable against such Warranting Party in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors' rights generally, and subject as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).


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            (d) Violations; Consents; Defaults. Neither the execution of this
      Agreement nor the performance by the Warranting Party of its obligations under this Agreement will result in any breach or violation of the terms of any law, rule, ordinance, or regulation or of any decree, judgment or order to which such Warranting Party or any officer or director of such Warranting Party is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by such Warranty Party in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by the Warranting Party of its respective obligations under this Agreement will not conflict with or result in a breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under such Warranting Party's organizational documents or any indenture, mortgage, lease, agreement, or other instrument to which such Warranting Party is a party or by which such Warranting Party or any of its assets may be bound.

            (e) Ownership. The Warranting Party is the sole, exclusive and lawful, owner and holder of each of the Bank Notes identified on EXHIBIT A as being owned by such Warranting Party and of its respective interest in the Obligations, the Loan Documents, and the Bank Claim, in each case free and clear of all liens and encumbrances whatsoever. Such Warranting Party has not previously assigned or encumbered its Bank Notes or its interest in the Obligations, the Loan Documents, or the Bank Claim in whole or in part.

            (f) Loan Fully Funded. The Warranting Party has fully funded all amounts to which Borrower is entitled under the Loan Agreement, and there are no continuing unsatisfied obligations of such Warranting Party to Borrower or any other party under any of the Loan Documents (except for amounts due from Sellers to Agent as reimbursement of expenses under the Loan Documents).

            (g) Enforceability; Compliance. The Loan Documents to which the Warranting Party is a party are valid, binding and enforceable obligations of such Warranting Party, enforceable in accordance with their terms and constitute all of the agreements with Borrower pertaining to the Loan and the Obligations. Such Warranting Party has complied in all respects with all applicable Federal, state, and local laws, rules, and regulations relating to the Loan and the Collateral.

            (h) Confirmation of Amounts Due. The Pre-Petition Amounts set forth on EXHIBIT D with respect to the Warranting Party are correct and complete in all respects. The Closing Purchase Price Statement is correct and complete in all respects with respect to the Warranting Party.

            (i) Subsidiaries. Borrower has no Subsidiaries that have become Co-Borrowers pursuant to the Second Amendment.


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      9. Survival of Warranting Parties' Representations and Warranties. The
representations, warranties and covenants of each Warranting Party set forth in Paragraph 9 shall be subject to the following terms and conditions:

            (a) The representations, warranties and covenants shall be deemed to be continuing;

            (b) The representations, warranties and covenants shall survive the closing of the transactions contemplated by this Agreement. Each Warranting Party shall be obligated to cure any material breach or untruth of any such representations, warranties and covenants of which Buyer gives such Warranting Party written notice and shall otherwise indemnify Buyer and hold Buyer harmless from and against any loss, liability, damages, judgments, costs and expenses arising from or relating to the material breach of any such representations, warranties and covenants; and

            (c) No investigation or inspection by Buyer or Buyer's representatives shall be deemed to have in any way diminished or waived the representations, warranties and covenants of such Warranting Party set forth in this Agreement, unless Buyer shall have obtained actual knowledge of such matters prior to the date hereof.

      10. Representations and Warranties of Buyer. As of the date hereof, Buyer makes the following representations and warranties to Sellers each of which is agreed to constitute a material part of the consideration to Sellers hereunder, and is accurate and true in all material respects:

            (a) Organizational Status and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in each state where the nature of its business requires such qualification, and has full power and authority to enter into and to perform its obligations under this Agreement. The persons executing this Agreement on behalf of Buyer have full power and authority to do so and to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated by this Agreement. Buyer has all necessary power and authority to own its properties and to conduct its business as now owned and conducted by Buyer.

            (b) Entity Action. All corporate action on the part of Buyer and its shareholders which is required for the execution, delivery and performance by Buyer of this Agreement and each of the documents and agreements to be delivered by Buyer at the Closing has been duly and effectively taken.

            (c) Enforceable Nature of Agreement. This Agreement and each of the documents and agreements to be delivered by Buyer hereunder constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, or similar laws affecting the enforcement of creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a court of law or equity).

            (d) Violations; Consents; Defaults. Neither the execution of this Agreement nor the performance by Buyer of its obligations under this Agreement will result in any breach or violation of the terms of any law, rule, ordinance, or regulation or of any decree, judgment or order to which Buyer or any officer, director or shareholder of Buyer is a party now in effect from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by Buyer in order to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and performance by Buyer of its obligations under this Agreement will not conflict with or result in a breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under Buyer's articles of incorporation or bylaws or any indenture, mortgage, lease, agreement, or other instrument to which Buyer is a party or by which Buyer or any of its assets may be bound.

            (e) Investment Intent. Buyer is not acquiring the Sellers' interests in the Bank Rights with a view to, or for sale in connection with, any public distribution thereof, and it has no present intention of making any distribution or transfer of the Loan in a manner which would violate applicable laws. Buyer is able to bear the economic risk associated with the purchase of the interests of Sellers in the Bank Rights. Buyer will not rely upon the Agent or the Lenders to furnish or make available any documents or other information regarding the credit, affairs, financial condition or business of, or any other matter concerning, the Borrower or any of its affiliates or the Bankruptcy Case. Buyer is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act and Buyer is not purchasing the Loan on behalf of one or more employee benefit plans, or with proceeds which constitute "plan assets," as defined in the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            (f) Sophisticated Buyer. Buyer is a sophisticated buyer with respect to the Bank Rights, has adequate information concerning the business and financial condition of Borrower and its affiliates and the status of the Bankruptcy Case to make an informed decision regarding the purchase of Sellers' interests in the Bank Rights and has independently and without reliance upon the Sellers, and based on such information as Buyer has deemed appropriate and sufficient, made its own analysis and decision to enter into this Agreement, except that Buyer has relied upon the representations, warranties and covenants of the Sellers expressly provided in this Agreement. Buyer acknowledges that the Sellers have not made and do not make any representation or warranty, whether express or implied, of any kind or character, except as expressly set forth in this Agreement, and that Buyer has made its own assessment of the Bank Rights based upon information available to it. Buyer acknowledges that the assignment and transfer of Sellers' interest in the Bank Rights to Buyer is irrevocable, and that Buyer has no recourse to the Collateral Agent or any Seller, except with respect to remedies resulting from breaches of representations, warranties, covenants and agreements expressly provided in this Agreement.

            (g) Review of Documents. Buyer acknowledges that it and its counsel have had the opportunity to review the Loan Documents and the Loan Purchase Documents.

            (h) Possession of Material Information. Buyer acknowledges and understands that the Collateral Agent and the Sellers may possess material information not known to Buyer regarding or relating to the Loan or the Collateral, the Borrower, and the Bankruptcy Case (the "Excluded Information of Sellers"), including, without limitation, information received from the Borrower or its professionals or the Collateral Agent or its professionals. Buyer acknowledges that Buyer has not requested the Excluded Information of Sellers and agrees that the Collateral Agent and the Sellers shall have no liability to the Buyer with respect to the non-disclosure of the Excluded Information of Sellers, except to the extent such non-disclosure renders inaccurate any representation or warranty of the Collateral Agent or the Sellers contained herein.

            (i) No Broker. Buyer has not retained any broker in connection with its purchase of the Sellers' interests in the Bank Rights.

      11. Miscellaneous.

            (a) Notices. Notices will be in writing and will be given by personal delivery, by deposit in the United States mail, certified mail, return receipt requested, postage prepaid, by facsimile transmission, or by express delivery service, freight prepaid. Notices will be delivered or addressed to the parties at the addresses or facsimile numbers set forth opposite their signatures at the end of this Agreement or at such other address or number as a party may designate in writing to all parties. The date notice is deemed to have been given, received and become effective will be (i) the date on which the notice is delivered, if notice is given by personal delivery, (ii) the date of actual receipt, if the notice is sent through the United States mail or by express delivery service, or
      (iii) if notice is sent by facsimile transmission, on the date of transmission, if the transmission is commenced prior to 4:00 o'clock p.m. (local time at the place of receipt) and continuously transmitted thereafter until complete, otherwise on the day following the date of transmission.

            (b) Attorney's Fees. If suit is brought or otherwise an attorney is retained by any party to this Agreement to enforce the terms hereof or collect any sums due hereunder or to collect money damages for breach hereof, the prevailing party shall be entitled to collect from the other party reimbursement for reasonable attorneys' fees and court costs in connection with such proceeding or suit.

            (c) Time is of the Essence. Time is of the essence in this Agreement.

            (d) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document. Telecopied signature pages will be acceptable, provided originally signed signature pages are provided to each of the other parties by overnight courier.

            (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without giving effect to its conflict of laws provisions.

            (f) Binding Effect. The provisions of this Agreement are binding upon and will inure to the benefit of the parties and their respective successors and assigns; provided however, Buyer may not assign its rights hereunder to any entity other than a subsidiary of Buyer in which it owns a controlling interest or assign its obligations hereunder without the prior written consent of Sellers. This Agreement shall be binding upon Buyer, Collateral Agent and Sellers, and their successors and assigns.

            (g) Waivers. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver be a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver. A party may waive any provision of this Agreement intended for its benefit, provided however, such waiver will in no way excuse the other parties from the performance of any of its other obligations under this Agreement.

            (h) Further Documentation. Each of the parties agrees to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement.

            (i) Headings and References. The headings of this Agreement are for purposes of reference only and will not limit or define the meaning of any provision of this Agreement. References in this Agreement to "Paragraphs" and "Exhibits" refer to the Paragraphs in and Exhibits to this Agreement, unless otherwise noted.

            (j) Amendments. This Agreement may be amended only by a written instrument signed by each of the parties hereto.

            (k) Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement. All prior and contemporaneous agreements, term sheets, representations and understandings of the parties, oral or written, are superseded by and merged in this Agreement.

            (l) Reservation of Rights. Sellers and Buyer agree that this Agreement effectuates the terms of the Term Sheet by and between Agent and UDC (the "Term

      Sheet") and that the Sellers and Buyer are prepared to enter into documents formalizing the binding commitments of both the Lenders and Buyer under the Term Sheet. Buyer reserves and shall not be deemed to have waived by entry into definitive documentation any claim, right or remedy (whether legal or equitable) it may have against any of CoreStates Bank, N.A., Firstar Bank Milwaukee, N.A., or Cerberus Partners, L.P. Upon execution, of this agreement, Buyer confirms and agrees that the Sellers have satisfied any obligations Sellers had under the Term Sheet.

            (m) Release. To the extent Buyer seeks and obtains a release from Borrower under that certain Joint Motion for Order Authorizing and Approving (1) Settlement and compromise, pursuant to Bankruptcy Rule 9019, between and among the Debtor, the Bank Group and Ugly Duckling Corporation regarding DIP Financing; and (2) Sale and Transfer of the Bank Group's Secured Claim Against the Debtor to Ugly Duckling Corporation pursuant to Bankruptcy Rule 3001(e) (the "Motion") filed in the Bankruptcy Case, Sellers shall be entitled to and receive the benefits of the relief requested in the Motion, including any release from the Borrower and its estate sought therein.


                  [remainder of page intentionally left blank]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


                      SELLERS:


                      LASALLE NATIONAL BANK,
                      a national banking association



                      By  /s/ James Thompson
                         -----------------------------
                      Its Senior Vice President
                         -----------------------------

                      Address for Notices:
                      135 South LaSalle Street
                      Chicago, Illinois 60603
                      Attn: James Thompson
                      Telecopier No.: (312) 765 - 1724

                      NBD BANK, a Michigan banking corporation



                      By  /s/ Thomas T. Bower
                         -----------------------------
                      Its Vice President
                         -----------------------------

                      Address for Notices:
                      c/o The First National Bank of Chicago
                      One First National Plaza, Mail Suite 0630,
                      Chicago, Illinois 60670
                      Attn: Thomas Bower
                      Telecopier No.: (312) 732 - 6904

                      HARRIS TRUST AND SAVINGS BANK, an
                      Illinois banking corporation



                      By  /s/ Sandra J. Sanders
                         -----------------------------
                      Its Sandra J. Sanders
                         -----------------------------
                         Vice President
                      Address for Notices:
                      200 West Monroe Street, 17th Floor
                      Chicago, Illinois 60603
                      Attn: Sandra Sanders
                      Telecopier No.:  (312) 765 - 1724

                      NATIONSBANK, N.A., a national banking
                      association



                      By  /s/ Jay T. Wampler
                         -----------------------------
                      Its Senior Vice President
                         -----------------------------
                      Address for Notices:

                      NationsBank Plaza, 901 Main Street
                      Dallas, Texas 75283-1000
                      Attn: Pete Joost
                      Telecopier No.:  (214) 508 - 0966

                      FIRST BANK NATIONAL ASSOCIATION,
                      a national banking association



                      By  /s/ David Larsen
                         -----------------------------
                      Its Vice President
                         -----------------------------

                      Address for Notices:
                      601 Second Avenue South
                      Minneapolis, Minnesota 55402-4302
                      Attn: David Larsen
                      Telecopier No.: (612) 973 - 2149

                      FLEET BANK, NATIONAL ASSOCIATION,
                      a national banking association


                      By  /s/ Edward Walsh
                         -----------------------------
                      Its Senior Vice President
                         -----------------------------

                      Address for Notices:
                      777 Main Street, Mail Code CTMOH 20A
                      Hartford, Connecticut 06115
                      Attn: Edward Walsh
                      Telecopier No.:  (212) 703 - 1684

                      MELLON BANK, N.A.
                      a national banking association



                      By  /s/ Ryan Busch
                         -----------------------------
                      Its Assistant Vice President
                         -----------------------------

                      Address for Notices:
                      One Mellon Bank Center, Room 4835
                      Pittsburgh, Pennsylvania 15258-0001
                      Attn: Christopher Shannon
                      Telecopier No.:  (412) 236 - 1174

                      AGENT:
                      LASALLE NATIONAL BANK,
                      a national banking association



                      By  /s/ James Thompson
                         -----------------------------
                      Its Senior Vice President
                         -----------------------------

                      Address for Notices:
                      135 South LaSalle Street
                      Chicago, Illinois 60603
                      Attn: James Thompson
                      Telecopier No.:  (312) 904 - 8169

                      BUYER:
                      UGLY DUCKLING CORPORATION,
                      a Delaware corporation



                      By  /s/ Steven P. Johnson
                         -----------------------------
                      Its Senior Vice President
                         -----------------------------

                      Address for Notices:
                      2525 East Camelback Road, Suite 1150
                      Phoenix, Arizona 85016
                      Attn: Steven Johnson
                      Telecopier No.:  (602) 852 - 6696

                                INDEX TO EXHIBITS


A.    Bank Notes

B.    Current Collateral and UCC Financing Statements

C.    Agency Agreements [Form of Attached]

D.    Pre-Petition Amounts

E.    Sellers Interest (Pro-Rata Share of Purchase Price)

F.    Form of Assignment of Loan and Bank Claim

G.    Form of Security Agreement

H.    Form of Guaranty

                      EXHIBIT A TO LOAN PURCHASE AGREEMENT

                               LIST OF BANK NOTES

BANK NOTES:

                     LENDER                                  AMOUNT
1.  LASALLE NATIONAL BANK                              $    30,000,000.00
2.  NBD BANK                                           $    25,000,000.00
4.  HARRIS TRUST AND SAVINGS BANK                      $    20,000,000.00
5.  NATIONSBANK, N.A.                                  $    15,000,000.00
6.  FIRST BANK NATIONAL ASSOCIATION                    $    25,000,000.00
8.  FLEET BANK NATIONAL ASSOCIATION                    $    25,000,000.00
9.  MELLON BANK, N.A.                                  $    20,000,000.00
                                          TOTAL:       $   160,000,000.00

                      EXHIBIT B TO LOAN PURCHASE AGREEMENT

             LIST OF CURRENT COLLATERAL AND UCC FINANCING STATEMENTS

Subject to the exceptions below, the Current Collateral consists of the following:

      A. All of the assets of First Merchants Acceptance Corporation ("FMAC"), including all of FMAC's right, title and interest in and to the following, whether now owned or existing or hereafter acquired or arising:

      1. Rights to payment for goods sold or leased or for services rendered, including, without limitation, accounts receivable, bank accounts, contract rights, chattel paper, instruments, tax refunds and rights to receive tax refunds, claims for tax or other refunds, insurance policies (including business interruption insurance), insurance proceeds, deposits, progress payments, investments, whether now owned or hereafter acquired by FMAC ("Accounts");

      2. Goods intended for sale or lease by FMAC, or for display or demonstration, all work in process, all finished goods intended for sale, rent or lease, all raw materials and other materials and supplies of very nature and description used or which might be used in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing or such goods or otherwise used or consumed in FMAC's business, including such inventory as is temporarily out of FMAC's custody or possession and any returns upon any accounts or other proceeds ("Inventory");

      3. Machinery, apparatus, equipment, fittings, furniture, trade fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description used in FMAC's operations or owned by FMAC or in which FMAC has an interest, wherever located, and all parts, accessories and special tools ("Equipment");

      4. General intangibles, now owned or hereafter acquired by FMAC, including without limitation, all choses in action, causes of action, corporate or other business records, hospital relationships, service provider relationships, trained and assembled work forces, technician networks, inventions, designs, patents, patent applications, trademarks, trade names, trade secrets, blue-prints, know-how, royalties, goodwill, methods, sales literature, drawings, specifications, descriptions, name plates, catalogues, employee data bases, confidential information, copyrights, registrations, licenses, franchises, customer lists, all claims under guaranties, security interests or other security held by or granted to FMAC to secure payment of any of the Accounts by an account debtor, all rights of indemnification, rights to refunds, contribution and subrogation, deposits, progress payments, investments and all other intangible property of every kind and nature (other than Accounts) ("General Intangibles");

      5. Documents, Instruments and Chattel Paper, each as defined in Section 9-105 of the Uniform Commercial Code as in effect in the State of Illinois; including, without limitation, all installment sale agreements or other deferred payment obligations and all documents, instruments and agreements related thereto together with all collateral and security therefor and all payments and proceeds arising therefrom.

      6. Monies, reserves and property, and interests in any kind of property and asset, whether real, personal or mixed, or tangible or intangible of any kind now or at any time or times hereafter, in the possession or under the control of FMAC, Lender or a bailee of Lender;

      7. Accessions to, substitutions for and all replacements, products and proceeds of (A), (B), (C), (D), (E) and (F) above, including, without limitation, proceeds of insurance policies;

      8. Books of account and records (including without limitation, customer lists, credit files, computer programs and software, print-outs, and other computer materials and records) of the FMAC pertaining to any of (A), (B), (C),
(D), (E), (F) or (G) above; and

      9. All of the common stock of First Merchants Auto Receivables Corporation, which collateral was acquired as security for additional advances made to FMAC shortly before the bankruptcy filing of FMAC and which security interest may be subject to avoidance under the Bankruptcy Code.

Exceptions to the above-listed collateral: (1) that certain collateral that has been released in connection with previous securitization transactions in which FMAC sold certain of its accounts receivables, which releases are identified in the table attached hereto; (2) those certain contracts acquired by FMAC shortly before the FMAC bankruptcy filing which may not be subject to the security interest of LaSalle National Bank, as Agent, because the contracts were not paid for by FMAC; and (3) the common stock of First Merchants Auto Receivables Corporation II.

                                    EXHIBIT C

                                AGENCY AGREEMENTS



                    See attached copies of Agency Agreements.


                     [Form of Agency Agreements is Attached]

                                  AGENCY AGREEMENT


This Agency Agreement ("Agreement") between LaSalle National Bank ("LaSalle"), as agent for the financial institutions ("Lenders") who are now or may hereafter be parties to the "Loan Agreement" (hereinafter defined), and
                     ("Agent") is dated as of the 15th day of November, 1993.

WHEREAS, First Merchants Acceptance Corporation ("Borrower") has entered into a certain Amended and Restated Loan and Security Agreement dated October 29, 1993 as the same may hereafter be furthered amended, supplemented or otherwise modified or restated from time to time (the "Loan Agreement") with Agent and Lenders which provides, among other things, that Lenders will, from time to time, make loans to Borrower secured by certain collateral including without limitation "Contracts" as described in the Loan Agreement;

WHEREAS, pursuant to the terms of the Loan Agreement, Borrower will be required to relinquish physical possession of the original Contracts and certain underlying collateral, including vehicle titles, to Agent or Lenders only under certain conditions set forth therein;

WHEREAS, LaSalle and Lenders desire to appoint Agent and Agent agrees to act without compensation as LaSalle's and Lenders' agent, for the purpose of perfecting Agent's and Lender's interest in the Contracts as well as any Related Security which is from time to time the subject of any Contract or serves as collateral therefore arising out of or relating to Borrower's business operations from its CHARLOTTE office (the Contracts and all such other real and personal property are hereinafter collectively referred to as the "Collateral").

NOW, THEREFORE, in consideration of the premises contained herein and intending to be legally bound hereby, Agent and LaSalle hereby agrees as follows:

        a. Under and subject to all the terms and conditions set forth in this Agreement, Agent hereby agrees to act solely and exclusively for and on behalf of LaSalle and Lenders as agent for purpose of perfecting and protecting LaSalle's and Lenders' lien in the Collateral; provided, however, Agent may act as agent for Continental Bank, N.A. ("Continental"), as agents for other financial institutions for purposes of perfecting and protecting Continental's subordinate and junior lien on the Collateral.

        b. During the continuance of this Agreement, Agent shall accept and shall cause to be held solely and exclusively for LaSalle and Lenders all Collateral for and on behalf of LaSalle and Lenders in safekeeping and shall maintain or cause to be maintained such Collateral in a safe and secure manner.

        c. Agent shall take such further actions and institute such necessary procedures as are reasonably required to protect or cause to be protected the Collateral from loss, theft, damage and/or destruction from any reason or source whatsoever.

        d. Agent shall assure that all of the Contracts are endorsed with the legend required under the Loan Agreement.

        e. Agent shall be permitted to release Contracts and all collateral and security therefor, including certificates of title upon receipt of payment in full by borrower of all sums due under the Contracts. At any time after notice by LaSalle to Agent of the occurrence of an Event of Default under the Loan Agreement, Agent shall not release any Collateral, except upon the express written direction of LaSalle, and upon request of LaSalle, immediately turn all of the Collateral over to LaSalle.

        f. This Agreement may be terminated by LaSalle upon written notice to Agent. Agent shall terminate this Agreement upon Agent's termination of employment with Borrower and may terminate this Agreement upon ten
           (10) business days' prior written notice; provided, however, no termination of this Agreement shall be effective unless and until LaSalle shall have appointed a successor agent. Upon termination of this Agreement, Agent shall advise LaSalle of the status of all Collateral and thereafter shall be relieved of all responsibilities and held harmless with respect to Agent's duties under this Agreement except for any breach of this Agreement occurring prior to the date of such termination.

        g. All notices herein required to be given shall be in writing and personally served or sent by United States Mail and shall be deemed to be given, if personally served, when served, or, mailed, on the third business day after deposit in the United States Mail, certified mail, return receipt requested, postage prepaid and properly addressed. For purpose of the above, the address of the persons to whom notice shall be sent are as follows:

           Lender:      LaSalle National Bank
                        120 South LaSalle Street
                        Chicago, Illinois 60603
                        Attn: Commercial Lending

           Agent:       KEVIN NORMAN
                        FIRST MERCHANTS ACCEPTANCE CORPORATION
                        8510 MCALPINE PARK DRIVE
                        SUITE 205
                        CHARLOTTE, NC 28211

        h. This Agreement shall inure to the benefit of LaSalle and Lenders and their successors and assigns. Agent may not assign its rights or delegate its duties under this Agreement without the prior written consent of LaSalle.

        i. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and shall not be modified, amended or waived unless such modifications, amendment or waiver is in writing and duly executed by the parties hereto.

        j. This Agreement shall be governed in all respects by the laws of the State of Illinois.

        IN WITNESS WHEREOF, the parties hereto have execute this Agreement this
             day of                .


                                        By:
                                           --------------------------------
                                                    KEVIN NORMAN



                                        LASALLE NATIONAL BANK, as agent
                                        on behalf of the Lenders


                                        By:
                                           --------------------------------

                                        Title:
                                              -----------------------------

                                    EXHIBIT D

                              PRE-PETITION AMOUNTS



            FLEET BANK                                          $12,584,110.53

            MELLON BANK                                         $10,075,620.67

            FIRSTBANK NATIONAL ASSOCIATION                      $12,579,394.86

            HARRIS TRUST AND SAVINGS BANK                       $10,059,724.16

            LASALLE NATIONAL BANK                               $15,124,436.11

            NBD BANK                                            $12,776,453.21

            NATIONSBANK                                         $ 7,544,793.13

                                    EXHIBIT E

                       (PRO-RATA SHARE OF PURCHASE PRICE)

    Lender                          Purchase Price
    ------                          --------------
1.  LaSalle National Bank           18.705942195%

2.  NBD Bank                        15.823259994%

3.  Harris Trust                    12.470628151%

4.  NationsBank                      9.352971123%

5.  First Bank                      15.588285193%

6.  Fleet Bank                      15.588285193%

7.  Mellon Bank                     12.470628151%
                                   -------------
                                   100.000000000%

                                    EXHIBIT F

                    FORM OF ASSIGNMENT OF LOAN AND BANK CLAIM

                          ASSIGNMENT OF LOAN AND BANK CLAIM


ASSIGNOR:       LASALLE NATIONAL BANK, a national banking association
                ("LaSalle"), NBD BANK, a Michigan banking corporation ("NBD"),
                HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation
                ("Harris"), NATIONSBANK, N.A., a national banking association, as successor to The Boatmen's National Bank of St. Louis,
                ("NationsBank"), FIRST BANK NATIONAL ASSOCIATION, a national banking association ("First Bank"), FLEET BANK, NATIONAL
                ASSOCIATION (f/k/a NatWest Bank, N.A.)("Fleet"), and MELLON
                BANK, N.A., a national banking association ("Mellon")(with each of LaSalle, NBC, Harris, NationsBank, First Bank, Fleet and
                Mellon being referred to in this Assignment individually as a "Assignor" and collectively as "Assignors".

ASSIGNEE:       UGLY DUCKLING CORPORATION, a Delaware corporation.

                                W I T N E S S E T H:

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Assignor does hereby grant, bargain, sell, assign, and transfer to Assignee, its successors and assigns, without recourse to any Assignor except as set forth in the Loan Purchase Agreement (hereinafter defined), all right, title and interest of Assignors in and to the Bank Rights including, without limitation, all right, title and interest of Assignors in the following, such assignment being made pursuant to that certain Loan Purchase Agreement, dated as of August 20, 1997, between Agent, Assignors and Assignee (the "Loan Purchase Agreement") and with capitalized terms used in this Assignment and not defined in this Assignment having the meanings set forth in or determined pursuant to the Loan Purchase Agreement:

             A. That certain Fourth Amended and Restated Loan and Security Agreement, dated as of February 28, 1996 (the "Fourth Amended Loan Agreement"), as amended and supplemented by the following:

             1. First Amendment to Fourth Amended and Restated Loan and Security Agreement, dated as of May 1, 1996, among Borrower, Assignors, certain other parties and Agent (the "First Amendment");

             2. Consent and Amendment to Fourth Amended and Restated Loan and Security Agreement, dated as of October 29, 1996, among Borrower, Assignors, certain other parties and Agent (the "Consent and Amendment");

             3. Second Amendment to Fourth Amended and Restated Loan and Security Agreement, dated as of December 26, 1996, among Borrower, Assignors, certain other parties and Agent (the "Second Amendment");

             4. Forbearance Agreement, dated as of May 8, 1997, between Borrower and Agent (the "Forbearance Agreement");

             5. Consents dated June 17, 1997 and June 20, 1997 between Borrower and Agent (the "Consents");

             6. Letter Agreement, dated June 27, 1997, between Borrower and Agent (the "Letter Agreement"); and

             7. Letter Agreement, dated June 30, 1997 between Borrower and Agent (the "Second Letter Agreement"). The Fourth Amended
                 Loan Agreement, as amended and supplemented by the First Amendment, the Consent and Amendment, the Second Amendment, the Forbearance Agreement, the Consents, the Letter Agreement, and the Second Letter Agreement, are referred to collectively in this Agreement as the "Loan Agreement."

             B. The Revolving Credit Notes listed on Exhibit A to the Loan Purchase Agreement (collectively, the "Bank Notes").

             C. All of the Assignors' interest in all Collateral of whatever type or nature securing the payment or performance of the Loan Documents and the Obligations.

             D. All of the Assignors' interest in the proofs of claim filed by or on behalf of Assignors in the Bankruptcy Case.

             E. All of the Assignors' interest in any and all lockbox accounts and other sweep accounts into which payments to Borrower are made from time to time and over which Assignors have dominion and control.

        Assignors deliver to Assignee herewith the Bank Notes and all other documents, instruments and agreements evidencing or governing the property conveyed hereby. Assignors further agree that they shall deliver to Assignee, upon request and at the expense of Assignee, such other bills of sale, assignments and instruments or documents as may reasonably be necessary to evidence or confirm the assignment and transfer contemplated hereby.

        The transfers made pursuant to this Assignment are made subject to the terms, conditions and limitations set forth in the Loan Purchase Agreement, the Security Agreement and the related Loan Purchase Documents, and Assignors make no representations or warranties whatever except as specifically set forth in the Loan Purchase Agreement.

Dated this 20th day of August, 1997.

                                        ASSIGNORS:

                                        LASALLE NATIONAL BANK,
                                        a national banking association


                                        By
                                          ---------------------------------

                                        Its
                                           --------------------------------


                                        NBD BANK,
                                        a Michigan banking corporation



                                        By
                                          ---------------------------------

                                        Its
                                           --------------------------------


                                        HARRIS TRUST AND SAVINGS BANK,
                                        an Illinois banking corporation


                                        By
                                          ---------------------------------

                                        Its
                                           --------------------------------


                                        NATIONSBANK,
                                        a national banking association


                                        By
                                          ---------------------------------

                                        Its
                                           --------------------------------


                                        FIRST BANK NATIONAL ASSOCIATION,
                                        a national banking association


                                        By
                                          ---------------------------------

                                        Its
                                           --------------------------------


                                        FLEET BANK, NATIONAL ASSOCIATION,
                                        a national banking association


                                        By
                                          ---------------------------------

                                        Its
                                           --------------------------------


                                        MELLON BANK, N.A.,
                                        a national banking association


                                        By
                                          ---------------------------------

                                        Its
                                           --------------------------------

                                   EXHIBIT G

                          FORM OF SECURITY AGREEMENT